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                                                                    Exhibit 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                                    For the Six
                                      For the Year Ended December 31,              Months Ended
                            ---------------------------------------------------       June 30,
                            1998       1999        2000        2001        2002         2003
                            ----       ----        ----        ----        ----    -------------
                                             (in thousands)
Fixed charges
  Interest expense on
    indebtedness          $    --    $    291    $    425    $    690    $    365     $     16
  Estimated interest
    expense within
    rental expense            303         282         361         775       1,263          704
                          -------    --------    --------    --------    --------     --------
    Total fixed charges       303         573         786       1,465       1,628          720
                          =======    ========    ========    ========    ========     ========

Earnings (loss)
  Loss before income
    taxes                  (8,904)    (18,124)    (46,729)    (73,541)    (55,878)     (30,110)
  Fixed charges per
    above                     303         573         786       1,465       1,628          720
                          -------    --------    --------    --------    --------     --------
    Total Loss             (8,601)    (17,551)    (45,943)    (72,076)    (54,250)     (29,390)
                          -------    --------    --------    --------    --------     --------
Coverage deficiency       $(8,904)   $(18,124)   $(46,729)   $(73,541)   $(55,878)    $(30,110)
                          =======    ========    ========    ========    ========     ========